Exhibit 99.1

Latif Benhaddad joins Tidewater’s Senior Management Team

NEW ORLEANS, October 3, 2014 – Tidewater Inc. (NYSE: TDW) announced today that Latif Benhaddad has joined Tidewater as Vice President of Engineering. Mr. Benhaddad reports to Tidewater’s Chief Operating Officer, Jeff Gorski, and is responsible for global engineering technical services, including fleet new build programs and fleet maintenance and repair.

As our current Vice President of Engineering, Mr. William Brown, has announced his intent to retire within the next twelve months, Mr. Benhaddad will be transitioning the role with Mr. Brown for a period of time.

Mr. Benhaddad joins Tidewater with more than 24 years of domestic and international experience within the oil and gas industry. During that time, Mr. Benhaddad has held a number of technical, subsea engineering and leadership positions, including most recently, Vice President of Marine New Assets, Subsea Division with Technip, located in Paris. Before this role, he served as Senior Project manager – Deepwater Infrastructure/pipeline projects with Allseas and other project engineering roles at Saipem, Coflexip Stena and Bureau Veritas.

Mr. Benhaddad earned his master’s degree in Science – Mechanical Engineering from Ecole Centrale de Marseille, France, and is trilingual in Arabic, French and English. Mr. Benhaddad and his family reside in Houston and will be based in Tidewater’s Houston office.

Tidewater is the leading provider of Offshore Service Vessels (OSVs) to the global energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.

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